Exhibit 1

AGREEMENT

Made and entered into in Tel Aviv, on the 17th of September, 2009

BETWEEN:	Africa Israel Trade and Agencies Ltd.
Company no. 511705006
Of 4 Hahoresh Street, Yahud
(hereinafter: “Africa”)
of the first part

AND:	Alon Israel Oil Company Ltd.
Company no. 520041690
Mobile Post _____ , France Building, Europark, Yakum
(hereinafter: “Alon”)
of the second part

WHEREAS:	Africa is the owner and holder of 2,200,428 ordinary shares having a par value of NIS 1.00 each of Alon, which constitute 26.14% of Alon’s issued share capital (hereinafter: the “Alon Shares”);

AND WHEREAS:	Alon is the owner and holder of 36,411,820 ordinary shares of the company Alon USA Energy Inc. (hereinafter: “Alon USA”), a company incorporated under the laws of Delaware, whose shares are listed for trading on the New York Stock Exchange (hereinafter: the “New York Stock Exchange”), and also Alon is the owner and holder of 80,000 preferred shares of the company Alon Refining Louisiana Inc. (hereinafter: “Alon Louisiana”) which are convertible into ordinary shares (not listed for trading) of Alon USA (hereinafter: the “Preferred Shares”), and it is also the owner and holder of 12,017,532 ordinary shares having a par value of NIS 1.00 of Dor Alon Energy in Israel (1988) Ltd. (hereinafter: “Dor Alon”) and of 23,134 ordinary treasury shares having a par value of NIS 1.00 of Dor Alon;

AND WHEREAS:	Africa wishes to sell and transfer to Alon the Alon Shares, and Alon wishes to purchase from Africa the Alon Shares, against the transfer to Africa of ordinary shares of Alon USA in such quantity and in such manner as set forth in this Agreement below (hereinafter: the “Alon USA Shares Being Sold”) and receipt of an option to purchase up to 982,863 shares of Dor Alon, which are held by Alon, all in accordance with and subject to that stated in this Agreement below;

The following has therefore been agreed, stipulated and declared between the parties:

1.	Preamble and Interpretation

1.1	The Preamble to the Agreement and the appendices attached herewith form an integral part hereof. In any event of a contradiction which cannot be reconciled, between the provisions of this Agreement and the provisions of any of the appendices hereof, the provisions of the Agreement shall prevail.

1.2	The headings of the sections have been inserted for convenience of reference only and shall not be used for the purpose of the interpretation of the Agreement.

1.3	For the purpose of this Agreement, the following terms shall have the meaning set forth beside them, unless otherwise stated:

“Alon Shareholders’ Agreements” – the Alon Shareholders’ Agreement, dated September 29, 1994, as amended from time to time and including, but without derogating from the generality of the foregoing, the Memorandum of Principles which was signed between the shareholders of Alon on December 18, 2006.

“Business Day” – Sundays through Thursdays, every week, with the exception of the eves of Jewish festivals, Jewish festival days, Chol Hamoed (the intermediary days of Sukkot and Passover) and a national holiday.

The “Africa Group” – Africa Israel Investments Ltd. (hereinafter: “Africa Investments”) and any corporation controlled by Africa Investments.

“Control” – as defined in the Securities Law, 5728 – 1968.

2.	Africa’s Declarations and Undertakings

Africa declares and undertakes:

2.1	That as of the date of the signing of this Agreement, it is the sole owner and holder of the Alon Shares and that the Alon Shares are free from any attachment, pledge, lien, debt or any other third party right (subject to the provisions of the Alon Shareholders’Agreement and Alon’s Articles).

2.2	Without derogating from the generality of the foregoing in section 2.1 above, that it has not undertaken to sell the Alon Shares and/or that it has not given to any third party an option and/or any other right in connection therewith.

2.3	That it does not have and shall not have any claim and/or demand and/or lawsuit against Alon and/or companies controlled by Alon and/or shareholders therein and/or any of the officers therein in respect of the period which preceded the date of completion of the transaction, in any matter or thing which is related and/or connected and/or incidental to the holding of the Alon Shares by Africa and/or to Africa’s being a shareholder of Alon (including and without derogating from the generality of the foregoing, in connection with amounts which were offset by Alon out of Africa’s share in dividends).

2.4	That it is well acquainted with Alon USA and its operations and that it is purchasing the Alon USA Shares Being Sold in their “as is” condition, after performing all of the examinations required for this purpose, and without receiving any representation from Alon or Alon USA in connection therewith. Africa hereby waives any claim of any kind or nature against Alon or any entity on its behalf relating to the Alon USA Shares Being Sold (including and without derogating from the generality of the foregoing in connection with the value of the shares) except in all matters pertaining to the Alon USA Shares Being Sold being free from third party rights as stated in sub-section 3.1 – 3.2 below and except for any claim with regard to Alon’s failure to comply with its undertakings pursuant to this Agreement.

2.5	That all of the approvals as required for its engagement in this Agreement and for the completion of the transaction pursuant hereto have been obtained, and that subject to the foregoing, there is no impediment pursuant to any law and/or agreement to its engagement in this Agreement and to the performance of its undertakings pursuant to this Agreement.

2.6	In addition, Africa declares and undertakes that which is set forth in Appendix A to this Agreement, which forms an integral part hereof.

3.	Alon’s Declarations and Undertakings

Alon declares and undertakes:

3.1	That as of the date of the signing of this Agreement, it is the sole owner and holder of the Alon USA Shares Being Sold (when, with regard to the option shares (as defined below), as of the date of the signing of this Agreement, Preferred Shares are held by Alon which are convertible into shares of Alon USA in such quantity as shall be required for the purpose of Alon’s compliance with its undertakings pursuant to this Agreement) and that the Alon USA Shares Being Sold are free from any attachment, pledge, lien, debt or any other right of or in favor of a third party, without any restriction on the transfer thereof to Africa in accordance with the provisions of this Agreement.

3.2	Without derogating from the generality of the foregoing in section 3.1 above, that it has not undertaken to sell the Alon USA Shares Being Sold and/or that it has not granted to any third party an option and/or any other right in connection therewith.

3.3	That it does not have and shall not have any claim and/or demand and/or lawsuit against Africa and/or companies controlled by Africa and/or shareholders therein and/or any of the officers therein in respect of the period which preceded the date of completion of the transaction, in any matter or thing which is related and/or connected and/or incidental to the holding of the Alon Shares by Africa and/or to Africa’s being a shareholder of Alon.

3.4	That it is purchasing the Alon Shares in their “as is” condition, after performing all of the examinations required for this purpose, and without receiving any representation from Africa in connection therewith. Alon hereby waives any claim of any kind or nature against Africa or any entity on its behalf relating to the Alon Shares (including and without derogating from the generality of the foregoing in connection with the value of the shares) except in all matters pertaining to the Alon Shares being free from third party rights as stated in sub-section 2.1 – 2.2 above and except for any claim with regard to Africa’s failure to comply with its undertakings pursuant to this Agreement.

3.5	That all of the approvals as required for its engagement in this Agreement and for the completion of the transaction pursuant hereto have been obtained, and that subject to the foregoing, there is no impediment pursuant to any law and/or agreement to its engagement in this Agreement and to the performance of its undertakings pursuant to this Agreement.

3.6	In addition, Alon declares and undertakes that which is set forth in Appendix A to this Agreement, which forms an integral part hereof.

4.	The Transaction

Subject to the provisions of this Agreement, the transaction which shall be performed by the parties pursuant to the terms of this Agreement is as follows:

4.1	On the date of the completion of the transaction, Africa shall transfer to Alon the Alon Shares, together with all the rights attached thereto, free from any attachment, pledge, lien, debt or any other third party right (subject to the provisions of the Shareholders’ Agreements and Alon’s Articles).

4.2	In consideration of the Alon Shares, Alon shall transfer to Africa the Alon USA Shares Being Sold, together with all the rights and the obligations attached thereto, in accordance with the Articles of Alon USA. The Alon USA Shares Being Sold shall be transferred to Africa in accordance with the provisions of this Agreement, free from any attachment, pledge, lien or any other third party right (subject to the provisions of the Articles of Alon USA). It is agreed that the Alon USA Shares Being Sold shall be composed of shares as follows:

4.2.1	2,579,774 shares of Alon USA which are listed for trading on the Stock Exchange in New York (and which were purchased by Alon in the course of trading on the Stock Exchange) and which shall be transferred to Africa on the date of the completion of the transaction (hereinafter: the “Listed Shares Being Transferred”).

4.2.2	Shares of Alon USA, which are not listed for trading (but which shall be listed in accordance with that stated in Appendix F) in such quantity as set forth in Appendix B to this Agreement, it is Alon’s intention that these shares shall be shares of Alon USA to which Alon is entitled as a result of the conversion of the Preferred Shares (as defined above) however, should Alon not receive possession, for any reason, of the said shares of Alon USA in respect of the conversion of the Preferred Shares, then Alon shall be obligated to transfer to Africa shares of Alon USA in such quantity as calculated pursuant to Appendix B, irrespective of the source of these shares (hereinafter: the “Option Shares”). Alon undertakes to perform, at its expense only, any action as shall be required in order to effect the conversion of the Preferred Shares and in order to allow the transfer of the Option Shares to Africa in accordance with the provisions of this Agreement. It is agreed that the transfer to Africa of the Option Shares shall be performed by way of the grant of an option to Africa (hereinafter: the “Option to Africa”) to require Alon to transfer to it the Option Shares, upon such terms as set forth below:

4.2.2.1	Africa shall be entitled to exercise the Option to Africa once only, with regard to all of the Option Shares, and this shall be by way of giving notice, in writing, to Alon of said exercise, on any of the exercise dates as set forth in Appendix B to this Agreement. Should Alon receive such notice, then on the conversion date which is closest to the option date (as set forth in Appendix B to this Agreement), Alon shall sign any document as shall be required and shall perform any action as shall be required so that the Option Shares shall be transferred to Africa’s possession, subject to and against the delivery to Alon of an irrevocable letter in such draft as permits the removal of the lien at the Registrar of Companies. It is agreed that the quantity of the Option Shares which shall be transferred to Africa shall be calculated as stated in Appendix B to this Agreement and it is not contingent upon the quantity of the Preferred Shares which shall be held by Alon at the said time.

4.2.2.2	At the time of the exercise, and on any other date, Africa shall not be required to pay consideration to Alon in respect of the Option Shares and shall not be required to bear any cost or expense in connection with the conversion of the Preferred Shares or the transfer of the Option Shares to Africa. It is hereby clarified that the full consideration for the Option Shares which Africa shall be required to pay is the transfer of Africa’s shares in Alon to Alon in accordance with the provisions of this Agreement and therefore, Alon’s undertaking to transfer the Option Shares to Africa concurrently with and against the delivery to Alon of an irrevocable letter in such draft as permits the removal of the lien at the Registrar of Companies, is absolute and unqualified.

4.2.2.3	In any event of a forced conversion of the Preferred Shares in Alon Louisiana into shares of Alon USA (including and without derogating from the generality of the foregoing the forced conversion of the Preferred Shares into shares of Alon USA in July 2011, insofar as they have not been converted by the said date) – the Option to Africa shall be exercised automatically, without it being necessary to give notice to Africa and/or to receive any consent from Africa.

4.2.2.4	In the event that Alon USA or Alon Louisiana shall exercise their right in accordance with the provisions of the agreements between them and Alon to purchase from Alon the Preferred Shares in Alon Louisiana, then the Option to Africa shall be exercised automatically, without it being necessary to give notice to Africa and/or to receive any consent from Africa.

4.3	To secure Alon’s undertaking to transfer to Africa the Option Shares at the time of exercise thereof, Alon shall register, in favor of Africa, with the Registrar of Companies, a first, fixed lien on 3,286,727 shares of Alon USA, out of all the shares of Alon USA which are held by Alon. It is also agreed that in the event that by the time of any conversion date, as set forth in Appendix B to this Agreement, the Option to Africa has not been exercised by Africa, then immediately after the conversion date and at Africa’s request, Alon shall sign all the documents as shall be required in order to increase the number of shares which are the subject of the lien up to a number which is equal to the amount of the Option Shares on the next conversion date (as set forth in Appendix B). It is agreed that upon the exercise of the Option to Africa and the transfer of the Option Shares to Africa (including in the event of automatic exercise, as stated in sub-section 4.2.2.3 and 4.2.2.4), the lien shall be removed and that as against the transfer of the Option Shares to Africa, Africa shall sign an irrevocable letter to the Registrar of Companies in which it shall give notice of the cancellation of the lien and in which it shall order the Registrar of Companies to delete the lien from the books of the Registrar of Companies in such a manner so as to allow the removal of the lien.

4.4	On the completion date, Africa Israel shall cease to be a shareholder of Alon, all of its rights and obligations pursuant to the Shareholders’ Agreements shall be cancelled, and the parties shall no longer have any rights and/or claims against the other party in respect of the Alon Shares.

4.5	For a period of 36 months, commencing from the date of the signing of this Agreement (hereinafter: the “Option Period”), Africa shall have the option (hereinafter: the “Option”) to purchase from Alon 982,863 shares (hereinafter: the “Shares which are the Subject of the Option”) of Dor Alon, out of the shares of Dor Alon which are held by Alon, which constitute as of the date of the signing of this Agreement 7% of the issued share capital of Dor Alon, against the payment to Alon of an amount equal to NIS 55 per share of Dor Alon (hereinafter: the “Exercise Price”). It is agreed that the terms of the Option and the manner of exercise thereof shall be subject to the following provisions:

4.5.1	The exercise of the Option shall be by way of the provision of notice, in writing, which shall be delivered to Alon during the Option Period.

4.5.2	The price of the Option shall bear linkage differentials to the Consumer Price Index, commencing from the date of the signing of this Agreement to the date of the exercise of the Option. In addition, it is agreed that the Exercise Price and/or the amount of the Shares which are the Subject of the Option shall be adjusted for a distribution of a dividend and/or a distribution of bonus shares in Dor Alon and/or the bonus component in a rights offer and/or changes in the share capital of Dor Alon, similar to the mechanisms set forth in this regard in sections 2.10.7, 2.10.8 and 2.10.9 of the Prospectus of Dor Alon, dated May 29, 2005, as the case may be, insofar as relevant and mutatis mutandis.

4.5.3	Africa may exercise the Option once only, with regard to all the Shares which are the Subject of the Option, and in such a manner that shall not allow the partial exercise of the Option.

4.5.4	Alon may perform, in its sole and absolute discretion, a disposition of the shares of Dor Alon which are held by it, including by way of a sale to a third party or by way of a sale offer (hereinafter: the “Sale By Alon”). For the purpose of this sub-section, “third party” means – any party which is not included amongst the controlling shareholders of Alon or a corporation controlled by Alon or controlled by any of the controlling shareholders thereof, with the exception of a company controlled by Alon or controlled by the controlling shareholders of Alon, or any of them, which is a public company or a subsidiary of such public company. It is agreed that in the event of a Sale By Alon of shares of Dor Alon which are held by Alon, in such a manner that the balance of the shares of Dor Alon which are held by Alon would drop, following the Sale By Alon, below the amount of the Shares which are the Subject of the Option (hereinafter: the “Remaining Shares of Dor Alon”), and prior to the exercise of the Option by Africa, then Alon shall give notice of such a sale to Africa (hereinafter: “Alon’s Notice”). Within seven days from the date of receipt of Alon’s Notice, Africa may exercise the Option with regard to the difference between the amount of the Shares which are the Subject of the Option and the Remaining Shares of Dor Alon (hereinafter, in this section: the “Shares of Dor Alon Being Sold”) (in such a manner that the Option shall be exercised prior to the Sale By Alon). Should Africa fail to exercise the Option on the date as set forth above –then the Option with regard to the Shares of Dor Alon Being Sold shall expire. For the avoidance of doubt, it is hereby clarified that in any event, Africa shall not have the right to join its holdings in the shares of Dor Alon to the Sale By Alon.

4.5.5	Africa hereby gives, in advance, its irrevocable consent to a spin-off of the activities of Dor Alon in the field of gas exploration and the transfer thereof to a company or to a partnership (hereinafter: the “Gas Exploration Corporation”) owned by the shareholders of Dor Alon (hereinafter: the “Gas Exploration Spin-Off”). It is agreed that in the event that the Gas Exploration Spin-Off is performed, then Alon shall give notice thereof to Africa, when within seven days from the date of receipt of Alon’s Notice of the Gas Exploration Spin-Off, Africa may exercise the Option (in such a manner that the Option shall be exercised prior to the performance of the Gas Exploration Spin-Off). Should Africa fail to exercise the Option on the date as set forth above – then the Option shall expire. For the avoidance of doubt, it is hereby clarified that what is stated in this sub-section above shall not constitute a representation and/or an undertaking by Alon and/or any entity on its behalf that the Gas Exploration Spin-Off will indeed actually take place.

4.5.6	Notwithstanding what is stated in this sub-section 4.5 above, it is agreed that in the event of the exercise of the Option at the time of the Sale By Alon, as set forth in sub-section 4.5.4 below [Translator’s note: apparent error in the Hebrew – should read “above”] and/or in the event of the exercise of the Option at the time of the Gas Exploration Spin-Off as set forth in sub-section 4.5.5 below [Translator’s note: apparent error in the Hebrew – should read “above”], should such events take place, the Exercise Price shall be – (1) the price set forth in this sub-section 4.5 above or (2) the price of the share of Dor Alon on the Tel Aviv Stock Exchange, on the date of conversion thereof, whichever is the lower of the two.

4.5.7	For the avoidance of doubt, it is hereby clarified that in the event in which the Option is not exercised by the expiration of the Option Period, as defined above, then the Option shall expire.

5.	Deal Completion

The deal based on this agreement will be completed in accordance with the instructions of the closing protocol hereby signed (above and hereinafter: “Deal Completion Date” or “Completion Date”). At the time of the Deal Completion Date all the following actions will be carried out:

5.1	Each of the parties will confirm in writing to the other party that all the presentations and declarations given by them according to this agreement are also, correct, precise and complete for the Deal Completion Date and for the Deal Completion Date.

5.2	Africa will sign the share transfer note for Alon shares, according to the wording attached as Appendix C’ of this agreement.

5.3	Alon will sign on every document and give instructions as needed to transfer the traded shares which are being transferred in the name of Africa (by way of a deposit to Africa’s securities account the details of which will be given to Alon or by way of issuing a suitable share certificate in the name of Africa, according to Africa’s choice (subject to the matter being possible without delay in the transfer of the shares)). After completion of the deal the parties will give notices as required by law regarding the change in their holdings in Alon USA.

5.4	Africa will be given the “Africa Options (as defined above) for the option shares. It is clarified that the granting of option in Africa does not necessitate any further document and that by virtue of the deal completion this option will become valid in accordance with the said in clause 4.4 above.

5.5	The parties will sign a bond for the purpose of recording the subjugation stated in sub-clause 4.2.2.3 above in Africa’s favour.

5.6	Africa will give Alon copies of the resignation letters of Misters Avidav Greenshpon, Tzachia Leviev Alazarov, Ron Painero, Zakish Tzimerman and Emanuel Bar-Or (hereinafter together: the “Board of Directors on Behalf of Africa”) from their tenure as the Alon Board of Directors and / or in any of the companies in the Alon Group, accordingly (and as far as they served as a director in any of the aforementioned companies), as well as confirmation from each of the Board on behalf of Africa that they have not and will not have any claim and / or argument and / or demand towards Alon and / or companies controlled by Alon and / or shareholders in them and / or officers in them, and this with regards to the period they served as officers in Alon and / or companies controlled by Alon. In addition, each of Board on behalf of Africa will sign a confidentiality statement towards Alon and the companies controlled by Alon, according to the wording attached as Appendix D’ of this agreement. There is nothing in the aforementioned to detract from the instruction of clause 6.4 herein.

5.7	Alon will give Africa a declaration, according to which as of the Completion Date they have no, and know of no, demands, claims or arguments, of any kind or type, against the Board of Directors on behalf of Africa with regards to their activity by virtue of their roles as officers at Alon and / or in the companies controlled by Alon, up to the Completion Date, as well as waiver letters for breach of the duty of caution in the scope and in the terms and conditions permitted according to the Companies Act 1999, towards the Board on behalf of Africa according to the wording attached as Appendix E’ to this agreement, signed by Alon, and this with regards to their activity by virtue of their roles as officers at Alon and / or companies controlled by Alon, up to the Completion Date.

5.8	Africa will give Alon a declaration, according to which as of the Completion Date they have no, and know of no, demands, claims or arguments, of any kind or type, against the Board of Directors in the name of Alon’s shareholders with regards to their activities by virtue of their roles as officers at Alon and / or at companies controlled by Alon, up to the Completion Date.

5.9	Each party will give the other legal confirmation from the Tax Authorities with regards to the exemption from the duty to deduct tax at the source.

5.10	Africa will cease to be a shareholder in Alon and will cease to be a party to the agreements of shareholders, and all the rights and obligations of Africa and any of the Africa Group according to the agreements of the Alon shareholders, as defined above, will be cancelled.

5.11	All the activities listed in sub-clause 5.1 to 5.10 above will be prepared at the Deal Completion Date and no action as stated will be seen as one that has been completed and no document or certificate as stated will been seen as having been transferred, until all the actions and documents are transferred in accordance with the instructions of this clause.

6.	Additional Commitments and Agreements of the Parties

6.1	Alon undertakes to continue and provide Africa with Alon’s financial reports, which include adjustment explanations to the American accounting principles (US GAAP), and to aid as much as they are able to supply data which will form a basis for the data according to the international accounting principles (IFRS), and this until (and with regards to) the calendar quarter in which the Deal Completion Date falls. The said reports will be provided to Africa no later than 5 days before the last date for inclusion of Alon data in the financial reports of Africa Investment, while Africa will act, to the best of their ability, to maintain the existing understandings with the Securities Authority for the date of signing this agreement, with regards to inclusion of the Alon data in the financial reports of Africa Investment with a “delay” of one calendar quarter.

6.2	Alon undertakes that, subject to completion of the deal, they will continue to fulfil the indemnification agreements and officer’s liability insurance policies existing at Alon, in the existing format and scope at the time of signing this agreement, in such a way that will cover the activities of the Directors and Officer’s that served on behalf of Africa at Alon, until the Deal Completion Date, and this for 7 years after the Deal Completion Date. In the event of a change in the control of Alon and / or Alon USA, Alon undertakes that in the event that they purchase an insurance policy with regards to claims submitted against officers at Alon who served on behalf of Alon USA after the change in control, or if any other type of defence is given to the Board as stated then Alon will act to use their voting power as a shareholder in Alon USA so that a similar policy is purchased and similar defence be given for the Board who served on behalf of Africa at Alon USA.

6.3	In the event it becomes clear that sureties were given to ensure Alon’s commitments by Africa and / or a corporation in the Africa Group as a shareholder in Alon, then Alon will cause these sureties as stated to be cancelled. Alon will indemnify Africa and / or a corporation in the Africa Group as stated, for any realisation of a surety given as stated, if they discover such in the future and if notwithstanding it is realised, and this shortly after it, is as stated, realised.

6.4	Alon undertakes, that as of the Deal Completion Date and so long as Africa holds shares in Alon USA that make up at least 5% of the issued share capital in Alon USA, to use their voting power at Africa’s request, so that on the Alon USA Board of Directors will serve a director recommended by Africa (Alon will also act to end their tenure and / or to replace this director, according to Africa’s request). In addition Alon undertakes to act, subject to the law, so that Africa or the director appointed according to their recommendation at Alon USA, at their discretion, will be entitled to receive a director’s payment as is the norm at Alon USA at the time and will be entitled to all the compensation and insurance rights which are granted to the other directors on Alon USA’s Board. Africa will be entitled to notify at any time that their rights according to this clause have expired, and in this case, as of the date stated in the expiration notice, the rights according to this clause will be seen as expired and no longer applying.

So that there are no doubts it is clarified and agreed that no duty will apply to Alon or Alon USA to give any information whatsoever to Africa (including and without detracting from the generality of the said for the purpose of preparing the financial reports of Africa) beyond the information given by Alon USA to the public. If in accordance with the law a demand and / or duty arises to give information as stated, then Africa undertakes to cause this demand and /or duty to be cancelled as stated and to take any action necessary for this, including and without detracting from the generality of the said, decreasing their rate of holding in Alon USA and / or the resignation of the directors serving at Alon USA based on their recommendation.

6.5	Africa undertakes that at no time will their holdings in Alon USA (including as a result of the purchase of further shares) rise above 14% of the issued share capital of Alon USA.

6.6	Africa hereby grants Alon right of first refusal for any single sale of Alon USA shares in an amount exceeding 4% of the issued share capital of Alon USA (hereinafter: “Obligatory Sale”), under the terms and qualifications as detailed herein. It is agreed that the right of first refusal as stated in this sub-clause 6.6 will also apply to an accumulated sale of over 4% of the shares during a 14 day period. Despite the aforementioned, the right of first refusal as stated, will not apply to the transfer or sale of Alon USA shares from Africa to Africa Investments and / or to any other corporation controlled by Africa (hereinafter: “Permitted Transfer”), as long as any Permitted Transfer recipient as stated undertakes to fulfil the instructions of this clause.

6.6.1	In the event of an Obligatory Sale, Africa will notify Alon in writing regarding the quantity of Alon USA shares offered for sale (hereinafter: the “Offered Shares”), the price and the terms agreed between them and the potential purchaser (hereinafter: the “Sale Notification”).

6.6.2	Alon will have the right to agree to purchase the Offered Shares, at the price and terms stated in the Sale Notification, within 7 days from the date it is received, and this by giving Africa notice in writing of their desire to do so, as long as they purchase all the Offered Shares (hereinafter: “Alon’s Notice”). The stated notice will be non-rescindable.

6.6.3	In the event and Alon doesn’t utilise its right to purchase all the Offered Shares within the above specified period and / or has notified in writing prior to that, that they do not wish to purchase the Offered Shares (hereinafter: “Refusal Notification”), Africa will have the right to sell the Offered Shares to the potential buyer, for 90 days from the last date on which Alon’s Notice could have been given or from the date of the Refusal Notification, the earlier of the two, as long as the Offered Shares are not as stated sold at a price or under terms which are inferior to Africa than the price and terms under which they were offered to Alon as part of the Sale Notification.

6.6.4	Shares which are not sold by Africa within 90 days as stated will be subject anew to the instructions of this clause 6.6.

6.7	In addition, it is agreed that with regards to Alon USA shares being sold will apply between the parties the instructions detailed in Appendix F’ of this agreement, which form an integral and inseparable part of it.

7.	Taxes and Other Expenses

7.1	Each of the parties will bear the duty of tax, expenses, costs and commissions imposed on them in accordance with the instructions of the law and / or that were spent by them because of the engagement according to this agreement and / or its execution.

7.2	Each of the parties will bear the cost of their lawyers’ fees. It is hereby agreed, that none of the parties will have any claim or demand towards the other with regards to bearing the costs of Alon USA’s lawyers’ fees and expenses, if and as far as there are any, with regards to this agreement (and this without detracting from the instructions of the aforementioned Appendix F’).

8.	Arbitration

8.1	Any disputes that appear between the parties among other things with regards and / or in relation to this agreement and / or with regards to any of its instructions and / or with regards to its execution and / or its breaching, if at all, will be brought for the determination of an agreed arbitrator appointed by the parties or if there is no agreement the appointment of an arbitrator will be decided by Mr. Shraga Biran and Mr. Lev Leviev who will appoint an agreed arbitrator or will determine in agreement the method of appointing an arbitrator, if they fail to agree between themselves an arbitrator will be appointed by __________________.

8.2	The arbitrator will deliberate the stated differences of opinion or some of them, after being asked to do so in a written notice signed by one of the parties to this agreement.

8.3	The arbitrator will be subject to the substantive law, but unbound by laws of evidence and procedures. The arbitrator’s decision will be subject to appeal before an agreed arbitrator appointed in accordance with the instructions of the above sub-clause 8.1.

8.4	This clause constitutes a valid arbitration agreement as defined in the Arbitration Act, 1968.

9.	Miscellaneous

9.1	This agreement embodies and exhausts all that is agreed between the parties with regards to the issues settled in it, and no other agreement and / or memorandum and / or commitment and / or promise and / or understanding and / or declaration made (if at all) with regards to the stated issues prior to the signing of this agreement, whether verbally or written, have any validity.

9.2	There will be no validity to any other change, addition, waiver and / or amendment of this agreement, unless this is done with the signature of the parties.

9.3	Each party undertakes to provide any confirmation, sign any document and carryout any action reasonably necessary on their part in order to give validity to the instructions of this agreement and its execution.

9.4	Africa will not be entitled to transfer and /or endorse their rights in accordance with this agreement (including and without detraction from the generality of the said their rights according to sub-clause 6.4 above) to any third party whatsoever (including a third party who purchases from Africa Alon USA shares). Despite the said it is agreed that after the Deal Completion Date, Africa will be entitled to endorse this agreement to any corporation in the Africa Group to whom Africa’s holdings in Alon USA are transferred, all or part thereof.

9.5	Alon will be entitled to endorse this agreement to any corporation in the Alon Group, while it is agreed that endorsement of Alon’s commitments to transfer option shares to Africa and / or endorsement of Alon’s commitments according to clause 4.5 above, will be carried out only to a corporation that holding Alon USA and / or Dor Alon shares, accordingly, which enables fulfilment of the endorsed commitments.

9.6	The addresses of the parties for the purpose of notifications are as stated in the introduction to this agreement. Any notification not hand delivered will be sent by registered post by one party to the other, according to the addresses stated at the beginning of this agreement (unless one of the parties has sent by registered post notification to the other regarding a change of address) and will be considered as having reached the recipient 96 hours from the time it was sent.

And in witness thereof the parties have signed:

/s/ Authorized Signatory —————————————— “Alon” Israel Petroleum Company Ltd	/s/ Authorized Signatory —————————————— Africa Israel Trade and Procurement Ltd

We hereby confirm our agreement to the engagement of the parties in this agreement and its completion, according to the said in it, and including, our waiver of the right of first refusal according to the Alon shareholder agreements and our agreement to cancel the Alon shareholder agreements with regards to Africa, according and subject to the said in this agreement.

Delek holdings confirms that it is authorised, by virtue of valid powers of attorney, to sign in the name of the purchase organisations which are Alon shareholders on the aforementioned understandings, including the waiver of the refusal right.

/s/ Authorized Signatory —————————————— Beilsol Investments (1987) Ltd ——————————————	/s/ Authorized Signatory —————————————— Delek Holdings (Founded by Kibbutz Organisations) Ltd in their name and that of the purchase organisations, which are Alon shareholders. ——————————————

Appendix A’

1.	AFRICA hereby represents and warrants that:

1.1	It is aware that the Transferred Listed Shares, as defined below, and the Option Shares, as defined below, are restricted securities, as defined in Rule 144 under the Securities Act of 1933 (“Rule 144”), and AFRICA is aware that any offer or resale of the Transferred Listed Shares or Option Shares must be effected pursuant to either an appropriate registration statement or an exemption from registration, and subject to applicable securities laws. No offer, sale, transfer or other disposition of the Transferred Listed Shares or the Option Shares may be made unless such disposition has been effectively registered under the Securities Act of 1933 (the “Securities Act”) and applicable securities laws or ALON ISRAEL have received from AFRICA the written opinion of counsel reasonably satisfactory to ALON ISRAEL that the disposition is exempt from the registration requirements of the Securities Act.

1.2	It is acquiring the Sold ALON USA Shares for itself only, and not with a view to, or to offer for sale in connection with, any distribution thereof (within the meaning of the Securities Act and the rules and regulations promulgated thereunder) that would be in violation of United States Federal or applicable securities laws.

1.3	It is (i) an investor experienced in the evaluation of businesses similar to ALON USA, (ii) is able to fend for itself in the transactions contemplated by this Agreement, (iii) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (iv) has the ability to bear the economic risks of this investment and (v) has been afforded the opportunity to ask questions of, and receive answers from, ALON ISRAEL and to obtain additional information, to the extent ALON ISRAEL has such information or has the ability to obtain such information, all as necessary for AFRICA to make an informed investment decision with respect to the Sold ALON USA Shares.

2.	ALON ISRAEL hereby represents and warrants that:

2.1	The Transferred Listed Shares, as defined below, were purchased by ALON Israel in trading transactions on the New York Stock Exchange (the “NYSE”) and are listed on the main list thereof. As of the date hereof, ALON ISRAEL is not aware of any order or communication by the NYSE to ALON USA concerning the potential delisting of ALON USA’s ordinary shares therefrom.

Appendix B’ of the Agreement between Africa Israel and Alon of the 17th day of
September, 2009 (hereinafter: the “Agreement”)

Quantity of Shares and Realisation Dates

Conversion dates – each of the dates detailed herein:

a.	The first 5 business days as of when the trade window opens for Alon USA that opens after the 1st of January, 2010.

b.	The first 5 business days as of when the trade window opens for Alon USA that opens after the 1st of July, 2010.

c.	The first 5 business days as of when the trade window opens for Alon USA that opens after the 1st of January, 2011.

d.	1st of July, 2011 (hereinafter: the “Enforced Conversion Date”).

Realisation Notice

Africa will be entitled to give realisation notice for the option for Africa no later than 3 business days before each of the conversion dates detailed above, i.e. on each of the following dates:

a.	By the end of the second business day of the trade window for Alon USA, opening after the 1st of January, 2010.

b.	By the end of the second business day of the trade window for Alon USA, opening after the 1st of July, 2010.

c.	By the end of the second business day of the trade window for Alon USA, opening after the 1st of January, 2011.

d.	In the event that the option is not realised by the Enforced Conversion Date, then the option will be realised automatically on that date, i.e. on the 1st of July 2011.

Quantity of Option Shares

On any date that the realisation of the options is executed in accordance with the instructions of the agreement, Africa will be entitled to receive Alon USA shares in the quantity calculated according to the following formula:

40,000,000+X*(40,000,000*10.75%/365) —————————————————— 14.3925

While X = the number of days that have passed as of the 3rd of July, 2008 and until the date of giving the realisation notice.

For the purposes of illustration, herein is a Share Quantities Table according to the estimated realisation dates:

Estimated Realisation Dates	Quantity of Option Shares

15.3.10	3,286,727
15.8.10	3,411,965
15.3.11	3,585,498
1.7.11	3,673,902

It is clarified that the realisation dates and the quantities of shares detailed in the above Table are only an estimate and the actual quantity on the realisation date will be calculated in accordance with the formula stated above.

Appendix F’

1.	On or prior to the date hereof ALON ISRAEL has obtained from ALON USA a written commitment (a copy of which is attached as attached as Exhibit A), to effect the registration of the resale by AFRICA (either in the course of trading on the NYSE or otherwise in keeping with the Plan of Distribution described in the Registration Statement (as defined hereinafter)) of all of the Option Shares and Transferred Listed Shares as if such registration is a “Demand Registration” under Section 2 of that certain Registration Rights Agreement, dated as of July 6, 2005, by and between ALON USA and ALON ISRAEL (the “Registration Rights Agreement”). ALON ISRAEL will cause ALON USA to comply with the foregoing attached commitment. Pursuant to such written commitment ALON ISRAEL shall cause ALON USA to abide by all of the provisions of Section 4 of the Registration Rights Agreement, as if it were applicable to the Registration Statement in order to enable AFRICA’s resale of the Option Shares and Transferred Listed Shares, treating AFRICA as a “Selling Holder” thereunder for purposes thereof (the provisions of such Section 4 are, except as expressly contradicted by contrary provisions herein, incorporated by reference in this Section 2). Pursuant to such written commitment, ALON USA will use reasonable efforts to file with the SEC, no later than 90 days from the date hereof, a registration statement (on SEC Form S-1 or S-3, as determined by ALON USA to be in keeping with relevant SEC regulations) (the “Registration Statement”) meeting all of the requirements of the Securities Act and the regulations thereunder. ALON ISRAEL shall cause ALON USA to list the Option Shares on NYSE’s main list upon transfer thereof to AFRICA. ALON ISRAEL shall also cause ALON USA to use reasonable efforts to cause the Registration Statement to be effective (i.e. be declared effective by the SEC) as promptly as practicable and to keep the Registration Statement effective for a period of time not less than 90 days until the sale by AFRICA of all of the Transferred ALON USA Shares including the Option Shares. Pursuant to its written commitment referred to above to abide by Section 4 of the Registration Rights Agreement with respect to the resale of the Transferred ALON USA Shares and the Option Shares, ALON ISRAEL shall cause ALON USA to file such amendments or supplements required in order to update the Registration Statement from time to time in order to keep the same effective. ALON ISRAEL shall be liable to AFRICA for any loss, damage, cost or expense incurred by AFRICA as a result of an omission or alleged omission to state a material fact in the Registration Statement required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such damages, costs or expenses arise out of, or are based upon, any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to ALON USA or ALON ISRAEL by AFRICA in writing expressly for use in the Registration Statement. AFRICA shall be entitled to such indemnification from ALON ISRAEL to the same extent as if AFRICA were a Selling Holder entitled to such indemnification pursuant to Section 8(a) of the Registration Rights Agreement (the provisions of which are incorporated by reference herein). To the extent that such indemnification is unavailable, AFRICA shall be entitled to contribution from ALON ISRAEL in accordance with the provisions of Section 8(d) of the Registration Rights Agreement (as if AFRICA were a Selling Holder thereunder), which provisions are incorporated by reference herein. AFRICA shall be liable to ALON USA and ALON ISRAEL for any damage, cost or expense incurred by ALON USA or ALON ISRAEL as a result of an omission or alleged omission to state a material fact in the Registration Statement required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, insofar as such damages, costs or expenses arise out of, or are based upon, any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to ALON USA or ALON ISRAEL by AFRICA in writing expressly for use in the Registration Statement, provided that such liability shall not exceed the total net proceeds that AFRICA actually receives from the sale of Transferred Listed Shares and/or Option Shares pursuant to the Registration Statement. The parties recognize that the Registration Statement being declared effective by the SEC is not within the exclusive control of ALON ISRAEL, without derogating from ALON ISRAEL’s duty to take any reasonable action, including payment of any reasonable expense (including all Registration Expenses described in Section 7(b) of the Registration Rights Agreement) required in order to lead to the Registration Statement being declared effective according to this section. In furtherance thereof, ALON ISRAEL and/or ALON USA (at ALON ISRAEL’s sole discretion) shall bear any and all such Registration Expenses with respect to the registration and/or listing process as aforesaid, whilst AFRICA shall bear all underwriting fees, in the event of sale through underwriters.

ALON ISRAEL shall cause ALON USA to promptly notify AFRICA (i) of any stop order issued or, to the knowledge of ALON USA, threatened by the SEC with respect to the Registration Statement, (ii) upon the occurrence of any event known to the ALON USA requiring the preparation of a supplement or amendment to the prospectus included in the Registration Statement in order for such prospectus to not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to AFRICA such supplement or amendment, or in the event that ALON USA no longer satisfies the current public information requirement of Rule 144(c) (a “Suspension Notice”). Immediately upon receipt of a Suspension Notice, AFRICA shall suspend selling the Transferred Listed Shares and/or the Option Shares pursuant to the prospectus until such time as ALON USA has given further notice to AFRICA that the condition described in the Suspension Notice has been lifted or otherwise cured. ALON ISRAEL shall cause ALON USA to remedy the event or other condition giving rise to the Suspension Notice as promptly as practicable, and the period of time for which the Registration Statement must be kept effective hereunder shall be extended by such number of days for which AFRICA’s right to sell has been suspended due to the Suspension Notice.

In the event that AFRICA transfers any of the Transferred ALON USA Shares and/or the Option Shares to an affiliate, such transfer must be made in accordance with the terms of the Agreement to which this Exhibit is attached and in such event all the provisions of this Exhibit shall apply to the affiliate transferee of such shares and n the event that such shares are requested to be included in the Registration Statement (with such affiliate being named as a selling shareholder therein), AFRICA’s affiliate shall provide a written agreement to be bound by all of the terms, conditions and obligations herein in the same manner as AFRICA as a condition to ALON ISRAEL’s obligation to cause ALON USA to register such shares.

AFRICA undertakes that insofar as any data and/or information shall be required of AFRICA for the purpose of preparation of the Registration Statement, AFRICA shall transfer the said data and/or information to ALON ISRAEL within a reasonable period of time, and in a manner enabling the preparation and filing of the Registration Statement within the aforesaid time frames.

2.	ALON ISRAEL furthermore undertakes to cause ALON USA to maintain such current public information as may be required in order to satisfy the requirements of Rule 144(c) and to otherwise comply with its undertakings pursuant to Section 9 of the Registration Rights Agreement as if AFRICA were a Selling Holder thereunder. ALON USA and/or ALON ISRAEL shall deliver to AFRICA prompt notice of any failure of ALON USA to maintain such current public information, and ALON ISRAEL shall cause ALON USA to promptly remedy such failure. The period of time for which the Registration Statement must be kept effective hereunder shall be extended by such number of days for which AFRICA’s right to sell under Rule 144 has been suspended due to such failure. Whenever AFRICA shall desire to make a sale of ALON USA shares in a trade on a stock exchange under Rule 144, if required by ALON USA’s transfer agent, AFRICA shall provide a legal opinion of its counsel reasonably satisfactory to ALON USA that such transaction is in compliance with Rule 144 (with respect to all provisions of Rule 144 for which compliance is within the control of AFRICA, as opposed to ALON USA). Subject to the provision of such legal opinion by counsel to AFRICA, ALON USA shall (to the extent requested by its transfer agent) provide a letter of instructions and a legal opinion to its transfer agent that instructs it to reissue certificates representing the shares of Restricted Stock proposed to be sold by AFRICA without a “restricted stock” legend and that confirms that the sale is being effected in compliance with Rule 144.